Employment Agreement

     This Employment Agreement ("Agreement") is dated as of February 1, 2003 and is entered into by and between Gary F. Kimmons ("Executive") and GK Intelligent Systems, Inc., a Delaware corporation ("GKIG").

                                    RECITALS

     WHEREAS, Executive desires to continue to perform services on behalf of the Corporation as President and Chief Executive Officer ("CEO") and Chairman of the GKIG Board of Directors, all as an employee of GKIG, including the performance personally of such services as Executive and GKIG's Board of Directors deem necessary; and

     WHEREAS, the Board of Directors wish to continue the employment of Executive in such capacities under the terms of this Agreement;

     THEREFORE, GKIG considers it essential to the best interest of GKIG and its shareholders that Executive be encouraged to remain with GKIG and continue to devote full attention to GKIG's business notwithstanding the possibility, threat or occurrence of a change in Control (as defined below) of GKIG. GKIG believes that it is the best interest of GKIG and its shareholders to reinforce and encourage the continued attention and dedication of Executive and to diminish inevitable distractions arising from the possibility of a Change in Control of GKIG. Accordingly, to assure GKIG that it will have Executive's undivided attention and services notwithstanding the possibility, threat or occurrence of a Change in Control of GKIG, and for other good and valuable consideration, the Board of Directors of GKIG has caused GKIG to enter into this Agreement.

     THEREFORE, the parties mutually agree as follows:


                                   ARTICLE 1.
                                   EMPLOYMENT

     1.1 Conditions of Employment. GKIG hereby continues the employment of Executive and Executive accepts such continued employment as President and CEO and Chairman of the Board of Directors, continuing to render professional services on behalf of GKIG, subject to the supervision and direction of the Corporation's Board of Directors, and subject to the law of the Corporation as given in the Articles of Incorporation and the Bylaws.

     1.2 Term of Employment. This Agreement shall be effective as of the date first indicated above and shall expire on the third anniversary of such date; provided however that on such third anniversary and on the anniversary of such date in each year thereafter, such expiration date shall be extended for one additional year, unless, at least sixty (60) days prior to such expiration date, GKIG shall have delivered to Executive or Executive shall have delivered to GKIG written notice that such expiration date shall not be so extended.


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                                   ARTICLE 2.
                                 EFFECTIVE DATE

     2.1 The "Effective Date" shall mean the first date during the term of this Agreement on which a Change of Control (as defined in Article 3) occurs; provided, however, that if a Change of Control occurs and if Executive's employment with GKIG is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

                                   ARTICLE 3.
                                CHANGE OF CONTROL

     3.1 For the purpose of this Agreement, a "Change of Control" of GKIG shall mean and shall be deemed to have occurred if:

          3.1.1 Any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than GKIG, its founder, Gary F. Kimmons, any trustee or other fiduciary holding securities under any employee benefit plan of GKIG, or any company owned, directly or indirectly, by the stockholders of GKIG in substantially the same proportions as their ownership of Stock in GKIG), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of GKIG representing thirty percent (30%) or more of the combined voting power of GKIG's then outstanding securities, or the beneficial ownership, including voting rights of non-owned shares, of GKIG's founder, Gary F. Kimmons, is reduced to less than thirty percent (30%) of the combined voting power of GKIG's then outstanding securities;

          3.1.2 During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with GKIG to effect a transaction described in clause 3.1.1,
     3.1.3 or 3.1.4 of this Article) whose election by the Board of Directors or nomination for election by GKIG's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

          3.1.3 The stockholders of the Company approve a merger or consolidation of GKIG with any other corporation, other than a merger or consolidation which would result in voting securities of GKIG outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of GKIG or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a re-capitalization of GKIG (or similar transaction) in which no person acquires more than thirty percent (30%) of the combined voting power of GKIG's then outstanding securities shall not constitute a Change in Control of GKIG; or,

          3.1.4 The stockholders of GKIG approve a plan of complete liquidation of GKIG or an agreement for the sale or disposition of GKIG of all or substantially all of GKIG's assets.

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                                   ARTICLE 4.
                                EMPLOYMENT PERIOD

     4.1 GKIG hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of GKIG subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the date which is the latest of the following:

          4.1.1 The date which is fifteen (15) days after the first anniversary of a Change in Control;

          4.1.2 The date which is fifteen (15) days after the first anniversary of the effective date of any merger, the approval of which constituted a Change in Control;

          4.1.3 January 31, 2006;

Such period shall hereinafter be referred to as the "Employment Period."

                                   ARTICLE 5.
                               TERMS OF EMPLOYMENT

     5.1 Description of Duties. Executive shall act as CEO and President of the Corporation. During the Employment Period, (a) Executive's position (including status, offices, titles, and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the one hundred twenty (120) day waiting period immediately preceding the Effective Date; and (b) Executive's services shall be performed at the location where Executive was employed immediately preceding the Effective Date or any office or location which is less than thirty five (35) miles further away from Executive's place of residence.

     5.2 Devotion of Effort. Executive agrees to devote sufficient time, attention, and skill to the performance of his duties as an employee of GKIG as set out and authorized by the Board of Directors. During the term of this Agreement, he shall not render services on his own or on behalf of any party other than GKIG unless otherwise authorized by the Board of Directors.

     5.3 Compensation and Benefits. As set out and authorized by the Board of Directors, GKIG agrees to compensate Executive for services rendered in the following manner:

          5.3.1 Monthly Salary. As compensation for the services to be rendered hereunder, GKIG will continue to pay Executive a monthly salary in an amount equal to Twenty Thousand Dollars ($20,000.00). The monthly salary shall be paid in semi-monthly payments of one-half of the monthly amount each on the first and fifteenth day of each month with respect to the immediately preceding month, continuing at this or a greater amount as set by the Board until this Agreement is terminated.

          5.3.2 Annual Base Salary. During the Employment Period, GKIG shall pay Executive an annual base salary ("Annual Base Salary"), payable in semi-monthly installments, which shall initially be at least equal to twelve times the highest monthly salary paid or payable, including any base salary which has been earned but deferred, to Executive by GKIG during the twelve-month period immediately preceding the month in which the Effective Date occurs. GKIG may, in its discretion, periodically increase Executive's base salary. The term "Annual Base Salary" as used in this Agreement shall refer to Annual Base Salary as so increased. GKIG may not, however, reduce Executive's base salary during the Employment Period.

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          5.3.3 Bonus Options for Shares of GKIG Common Stock. In addition to the monthly salary and any other benefits available to all employees, including standard incentive qualified stock options, GKIG will grant to Executive the following: (i) stock options for one million (1,000,000) shares of GKIG restricted common stock as a signing bonus vesting in full immediately upon executing this agreement, and (ii) stock options for two million (2,000,000) shares of GKIG restricted common stock pursuant to the terms of that certain non-qualified stock option executed concurrently herewith (collectively the above are the "Bonus Options"). This grant of stock options shall be governed by and subject to the GK Intelligent Systems, Inc 2003 Stock Option Plan, as set out in a separate, contemporaneously executed Agreement. The number of shares shall also be adjusted as provided in Article 6 of such Plan. For all purposes related to the grant of these options, the Board of Directors of GKIG has determined that the date of such grant is February 1, 2003 and the Fair Market Value per share as of the date of such grant is $0.18. Except as set out in
     Article 6.2 below, termination of this Agreement will not cause the forfeiture of the Bonus Options in which the vesting requirements were met. In the event of Executive's death or termination upon disability as described in Article 6.1 below, all vested options shall remain exercisable by Executive, his representative or his executor, as applicable.

          5.3.4 Employee Benefit Plans. Executive shall be entitled to participate in all employee benefit plans to be established by the Board of Directors on the same terms and conditions as all other employees similarly situated. Executive shall be provided with benefits and fringe benefits no less favorable in the aggregate than those in effect for Executive at any time during the one hundred twenty (120) day waiting period immediately preceding the Effective Date, except for any reductions in benefits which apply generally to all executives of GKIG.

          5.3.5 Inability to Perform Duties. If Executive is unable to perform his duties hereunder by reason of illness or incapacity of any kind for a period of more than six (6)months, his salary payments may be reduced or terminated by GKIG at its absolute discretion. Executive's full salary shall be reinstated by upon his return to full-time employment and the full discharge of his duties hereunder. This Article shall in no way limit the rights of GKIG under Article 6 hereof.

          5.3.6 Paid Leave. Leaves of absence with full payment of salary may be granted to Executive for attendance at professional conventions, continuing education institutes in his profession and other professional or business activities, as approved by GKIG, with full or partial payment of expenses at its sole discretion.

          5.3.7 Unpaid Leave. Unpaid leave of absence may be granted at the sole discretion of GKIG for any other reasons upon request of Executive.

          5.3.8 Paid Vacation. Executive shall be entitled to a vacation, the length of which as determined by the Board of Directors or the President of GKIG, during which time his salary shall be paid in full. Executive shall take his vacation at such time or times as shall be approved by GKIG.

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          5.3.9 Expenses Reimbursed. During the period of his employment,
     Executive will be reimbursed for his reasonable expenses in accordance with general policy of GKIG as adopted by the Board of Directors from time to time. In addition to such reimbursement expenses, Executive shall incur and pay in the course of his employment by GKIG certain other necessary expenses as Chief Executive Officer, for which he will be required personally to pay but for which GKIG shall reimburse or otherwise compensate him, including, but not limited to the following: automobile, and transportation expenses; educational expenses incurred for the purpose of maintaining or improving Executive's professional skills; club dues, and the expenses of membership in civic clubs; professional societies; fraternal organizations; and all other items of reasonable and necessary professional expenses incurred by Executive in the performance of the services in which Executive has been engaged on behalf of GKIG.

                                   ARTICLE 6.
                            TERMINATION OF EMPLOYMENT

     6.1 Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If GKIG determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Article 19 of this Agreement of its intention to terminate Executive's employment with GKIG. Executive's employment with GKIG shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of Executive from Executive's duties with GKIG on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by GKIG or its insurers and acceptable to Executive or Executive's legal representative.

     6.2 Cause. GKIG may terminate Executive's employment during the Employment Period for cause. For purposes of this Agreement, "Cause" shall mean:

          6.2.1 Executive's conviction of a felony or any other criminal act involving moral turpitude;

          6.2.2 Executive's deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to illness or accident) if Executive:

               6.2.2.1 Shall have either failed to remedy such alleged breach within fifteen days from the date written notice is given by the Chairman of the Company demanding that he remedy such alleged breach, or

               6.2.2.2 Shall have failed during such fifteen (15) day period, provided, with respect to (a) that, after the end of such fifteen (15) day period, there shall have been delivered to Executive a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors who are not employees of the Company taken at a meeting of the Board of Directors at which Executive is given an opportunity to be heard (with counsel), finding that Executive was guilty of conduct set forth in clause 6.2.1 and 6.2.2

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          and specifying the particulars thereof in detail, and that Executive has failed to take reasonable steps in good faith to remedy such alleged breach, or (b) upon a finding by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors who are not employees of the Company taken at a meeting of the Board of Directors at which Executive is given an opportunity to be heard (with counsel) that Executive had engaged in willful fraud or defalcation either of which involved material funds or other assets of the Company.

     6.3 Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          6.3.1 The assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Article 5.1 of this Agreement, or any other action by GKIG which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by GKIG after receipt of notice thereof given by Executive;

          6.3.2 Any failure by GKIG to comply with any of the provisions of
     Article 5.3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by GKIG promptly after receipt of notice thereof given by Executive;

          6.3.3 GKIG's requiring Executive to be based at any office or location other than as provided in Article 5.1 hereof;

          6.3.4 Any purported termination by GKIG of Executive's employment otherwise than as expressly permitted by this Agreement; or

          6.3.5 Any failure by GKIG to comply with and satisfy Article 14.3 of this Agreement.

     For the purposes of this Section 6.3, any good faith determination of "Good Reason" made by Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason pursuant to a Notice of Termination delivered during the fifteen (15) day period immediately following the latest of (a) the first anniversary of a Change in Control, (b) the first anniversary of the effective date of any merger the approval of which constituted a Change in Control, or (c) January 31, 2006 shall be deemed to be a termination for Good Reason for all purposes of this Agreement, provided that Executive has given notice to GKIG pursuant to Article 19 hereof at least thirty
(30) days prior to such termination.

     6.4. Notice of Termination. Any termination by GKIG for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Article 19 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (c) subject to Section 6.3.3 and the last sentence of Section 6.3, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by Executive or GKIG to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or GKIG, respectively, hereunder or preclude Executive or GKIG, respectively, from asserting such fact or circumstance in enforcing Executive's or GKIS' rights hereunder.

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     6.5. Date of Termination. "Date of Termination" means (a) if Executive's employment is terminated by GKIG for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if Executive's employment is terminated by GKIG other than for Cause or Disability, the Date of Termination shall be the date on which GKIG notifies Executive of such termination and (c) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

                                   ARTICLE 7.
                      OBLIGATIONS OF GKIG UPON TERMINATION

     7.1 Good Reason; Other Than for Cause or Disability. If GKIG shall terminate Executive's employment other than for Cause or Disability during the Employment Period or Executive shall terminate employment for Good Reason pursuant to a Notice of Termination delivered during the Employment Period, GKIG agrees to make the payments and provide the benefits described below:

          7.1.1 GKIG shall pay to Executive in a lump sum in cash within ten
     (10) days after the Date of Termination an amount equal to (A) multiplied by (B), where (A) is the number three (3) and (B) is the sum of Executive's Annual Base Salary and the average of the last three (3) annual incentive bonuses actually paid to Executive by GKIG for any calendar year before the Date of Termination (the "Average Annual Bonus"); and

          7.1.2 Upon Executive's Date of Termination, Executive shall be vested in the amounts credited to any Qualified Plan in which he is a participant;

          7.1.3 Upon Executive's Date of Termination, Executive's awards under any stock-based plan under which the Executive has been granted stock or options to purchase shall be accelerated as follows:

               7.1.3.1 Each option and each related stock appreciation right shall become immediately exercisable to the extent theretofore not exercisable;

               7.1.3.2 Restricted stock shall immediately vest free of restrictions, and

               7.1.3.3 The number of shares covered by each performance share award shall be issued to Executive;

provided, however, that acceleration of awards shall comply with applicable regulatory requirements, including without limitation, Section 422 of the Code and Rule 16b-3 promulgated by the Securities and Exchange Act of 1934.

          7.1.4 For one (1) year after Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, GKIG shall continue to provide welfare benefits and fringe benefits and other perquisites to Executive and / or Executive's family at least equal to those which would have been provided to them if Executive's employment had not been terminated in accordance with the most favorable plans, practices, programs or policies of GKIG and its affiliated companies applicable generally to other peer executives and their families immediately preceding the Date of Termination; provided,

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     however that if Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until one (1) year after the Date of Termination and to have retired on the last day of such period.

          7.1.5 The sum of (a) the Executive's Annual Base Salary through the Date of Termination to the extent due for services rendered but not theretofore paid, (b) with respect to any Performance Period under the GK Intelligent Systems, Inc. Long-Term Incentive Plan which has not been completed as of the Date of Termination, an amount equal to (X) multiplied by (Y), where (X) is one hundred and fifty percent (150%) of the Value (as defined in such plan) of the Participant's accrued benefits on the Participant's Date of Termination, and (Y) is a fraction, the numerator of which is the number of full months between the beginning of such Performance Period and the Participant's Date of Termination and the denominator of which is the total number of months in the Performance Period, and (c) any compensation previously deferred by the Executive (together with any accrued earnings or interest theron) and any accrued vacation pay, in each case to the extent not theretofore paid (the amount referred to in clauses (a), (b) and (c) above being referred to as "Accrued Obligations").

          7.1.6 To the extent not theretofore paid or provided, GKIG shall timely pay or provide Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of GKIG and its affiliated companies (such other amounts and benefits being hereinafter referred to as "Other Benefits") in accordance with the terms of such plan, program, policy, practice, contract or agreement.

     7.2 Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within ten (10) days of the Date of Termination.

     7.3 Disability. If the Executives' employment is terminated by reason of the Executives' Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

     7.4 Cause; Other than for Good Reason. If Executive's employment shall be terminated for Cause during the Employment Period or, if Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to Executive (other than the obligation to pay to Executive his Annual Base Salary earned through the date of Termination and any benefits payable to Executive under a plan policy, practice, etc., referred to in Article 8 below).

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                                   ARTICLE 8.
                            NON-EXCLUSIVITY OF RIGHTS

     8.1. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by GKIG or any of its affiliated companies and for which Executive may qualify, nor, subject to Article 23, shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with GKIG or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with GKIG or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

                                   ARTICLE 9.
                                 FULL SETTLEMENT

     9.1 GKIG's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which GKIG may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of litigation of the amount payable to Executive under any of the provisions of this Agreement and, except as provided in Article 7.1.5, such amounts shall not be reduced whether or not Executive obtains other employment. GKIG agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by GKIG, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872 (f) (2) (A) of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding the foregoing, GKIG shall not be obligated to pay any legal fees or expenses of Executive in any contest by Executive about the amount of any payment under this Agreement if it is determined that GKIG did not breach this Agreement and Executive's claim was not made in good faith.

                                   ARTICLE 10.
                       CERTAIN ADDITIONAL PAYMENTS BY GKIG

     10.1 In the event that any payment or distribution by GKIG to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 10.1) ("Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then, GKIG shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax (including any interest and penalties imposed with respect thereto) imposed upon the Payments, Executive shall be restored to his position prior to the imposition of the Excise Tax.

     10.2 Subject to the provisions of Article 10.3, all determinations required to be made under this Article 10, including whether and when a Gross-Up payment is required and the amount of such Gross-Up payment and the assumptions to be utilized in arriving at such determination, shall be made by GKIG's Certified Public Accountant or such other certified public accounting firm as may be designated by Executive and which is satisfactory to GKIG (the "Accounting Firm"), which shall provide detailed supporting calculations both to GKIG and

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Executive within fifteen (15) business days of the receipt of request from
Executive or GKIG. All fees and expenses of the Accounting Firm shall be borne solely by GKIG. Any Gross-Up Payment, as determined pursuant to this Article 10.2, shall be paid by GKIG to Executive within five (5) days of the receipt of the Accounting Firm's determination. No such determination that a Gross-Up Payment is required shall be made unless the Accounting Firm furnishes GKIG with a written opinion that there is no reasonable basis for not paying the Excise Tax. As a result of the uncertainty in the application of Section 4999 of the code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by GKIG should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that GKIG exhausts its remedies pursuant to Section 10.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by GKIG to or for the benefit of Executive.

     10.3 Executive shall notify GKIG in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by GKIG of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise GKIG of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which notice is given to GKIG (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If GKIG notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          10.3.1 Give GKIG any information reasonably requested by GKIG relating to such claim;

          10.3.2 Take such action in connection with contesting such claim as GKIG shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by GKIG;

          10.3.3 Cooperate with GKIG in good faith in order to contest such claim effectively, and;

          10.3.4 Permit GKIG to participate in any proceedings relating to such claim;

provided, however, that GKIG shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Article 10.3, GKIG shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as GKIG shall determine; provided, however, that if GKIG directs Executive to pay such claim and sue for a refund, GKIG shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, GKIG's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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

     10.4 If, after the receipt by Executive of an amount advanced by GKIG pursuant to Article 10.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to GKIG's complying with the requirements of Article 10.3) promptly pay to GKIG the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by GKIG pursuant to Article 10.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and GKIG does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                                   ARTICLE 11.
                           PROPERTY RIGHTS OF PARTIES

     11.1 Trade Secrets. During the term of employment, Executive will have access to and become familiar with various trade secrets consisting of formulas, devices, secret inventions, processes, and compilations of information, records, and specifications owned by GKIG and regularly used in the operation of the business of GKIG. Executive shall not disclose any such trade secrets, directly or indirectly, nor use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of GKIG, whether or not prepared by Executive shall remain the exclusive property of GKIG and shall not be removed from the premises of GKIG under any circumstances without the prior written consent of GKIG.

     11.2 Return of GKIG's Property. On the termination of employment or whenever requested by GKIG, Executive shall immediately deliver to GKIG all GKIG property in Executive's possession or under Executive's control in good condition, ordinary wear and tear excepted.

     11.3 Ownership of Work Product. The parties agree as follows:

          11.3.1 Property of GKIG. Executive agrees that all intellectual property including but not limited to all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Executive pursuant to this Agreement, either individually or in collaboration with others, shall belong to and be the sole property of GKIG.

          11.3.2 Works Made for Hire. Executive agrees that all rights in all works prepared or performed by Executive pursuant to this Agreement, including patent rights and copyrights applicable to any of the intellectual property described in Article 1.3.1 above, shall belong exclusively to GKIG and shall constitute "works made for hire" for purposes of copyright law.

          11.3.3 Property of Executive. The provisions of this Article 11 shall not be construed to assign to GKIG any of Executive's rights in any invention for which no equipment, supplies, facilities, or trade secret information of GKIG was used, or that was developed entirely prior to this Agreement, or that does not result from any work performed by Executive for GKIG.

                                   ARTICLE 12.
                         NO COMPETITION BY PROFESSIONAL

     12.1 No Competing Activities. During the term of this Agreement and for a period of three (3) years (six (6) months if following termination by GKIG for any cause other than as set out in Article 6.2 above) following termination of same, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, Principal, Partner, Stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business whatsoever that is in direct competition in any manner with the core products and technologies (Smart OneSM Trainer and its derivatives; personalization software; their successors and any other subsequent core businesses) of GKIG within North America, unless a Court of competent Jurisdiction shall determine that the scope and/or time of this Agreement renders it unenforceable, in which case the scope and/or time shall be reduced to that which the Court deems reasonable and enforceable. This provision shall not be construed to prevent Executive from accepting employment in the areas of industry standard programming, operating systems or computer manufacturing and sales, standard corporate training systems and administration or other information technology functions considered generic to the computer or training industry, and which do not utilize any of GKIG's core technologies or products.

                                   ARTICLE 13.
                            CONFIDENTIAL INFORMATION

     13.1 Executive shall hold in fiduciary capacity for the benefit of GKIG all secret or confidential information, knowledge or data relating to GKIG or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by GKIG or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with GKIG, Executive shall not, without the prior written consent of GKIG or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than GKIG and those designated by it. In no event shall an asserted violation of the provisions of this Article 13 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

                                   ARTICLE 14.
                                   SUCCESSORS

     14.1 This Agreement is personal to Executive and without the prior written consent of GKIG shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive`s legal representatives.

     14.2 This Agreement shall inure to the benefit of and be binding upon GKIG and its successors and assigns.

     14.3 GKIG will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of GKIG to assume expressly and agree to perform this Agreement in the same manner and to the same extent that GKIG would be required to perform it if no such succession had taken place. As used in this Agreement, "GKIG" shall mean GKIG as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                                   ARTICLE 15.
                                   ARBITRATION

     15.1 The Executive Officers Compensation and Development Committee of the Board of Directors of GKIG (the "Administrator") shall administer this Agreement. The Administrator (either directly or through its designees) will have power and authority to interpret, construe, and administer this Agreement; provided that the Administrator's authority to interpret this Agreement shall not cause the Administrator's decisions in this regard to be entitled to a deferential standard of review in the event that Executive seeks review of the Administrator's decision as described below.

     15.2 Neither the Administrator nor its designee, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

     15.3 Because it is agreed that time will be of the essence in determining whether any payments are due to Executive under this Agreement, Executive may, if he desires, submit any claim for payment under this Agreement or dispute regarding the interpretation of this Agreement to arbitration. This right to select arbitration shall be solely that of Executive, and Executive may decide whether or not to arbitrate in his discretion. The "right to select arbitration" is not mandatory on Executive, and Executive may choose in lieu thereof to bring an action in an appropriate civil court. Once arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration procedure set forth in this Article.

     15.3 Any claim for arbitration may be submitted as follows: If Executive disagrees with the Administrator regarding the interpretation of this Agreement and the claim is finally denied by the Administrator in whole or in part, such claim may be filed in writing with an arbitrator of Executive's choice who is selected by the method described in the next three (3) sentences. The first step of the selection shall consist of Executive's submitting a list of five (5) potential arbitrators to the Administrator. Each of the arbitrators must be either (i) a member of the National Academy of Arbitrators located in the State of Texas or (ii) a retired Texas District Court or Appellate Court Judge. Within one week after receipt of the list, the Administrator shall select one of the five (5) arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator in a timely manner, Executive shall then designate one (1) of the five (5) arbitrators as the arbitrator for the dispute in question.

     15.4 The arbitration hearing shall be held within seven (7) days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of Executive and Administrator. Absence from or nonparticipation at the hearing by either party shall not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

     15.5 The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that GKIG has breached this Agreement, he or she shall order GKIG to immediately take the necessary steps to remedy the breach. In addition, he or she shall order GKIG to pay Executive an additional amount equal to ten percent (10%) of the amount actually in dispute. This additional amount shall constitute damages and not a penalty. The award of the arbitrator shall be final and binding upon the parties. The award may be enforced in any appropriate court as soon as possible after its rendition. If an action is brought to confirm the award, both GKIG and Executive agree that no appeal shall be taken by either party from any decision rendered in such action.

     15.6 The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that GKIG has not breached this Agreement and
(2) the claim by Executive was not made in good faith. Otherwise, Executive will be considered the prevailing party. In the event that GKIG is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorney's fees incurred by GKIG) including stenographic reporter, if employed, shall be paid by the Executive. In the event that Executive is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the Executive in pursuing his claim), including the fees of a stenographic reporter if employed, shall be paid by GKIG.

                                   ARTICLE 16.
                                  GOVERNING LAW

     16.1 The laws of Texas shall govern the validity and interpretation of this Agreement, with regard to conflicts of laws.

                                   ARTICLE 17.
                                    CAPTIONS

     17.1 The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                                   ARTICLE 18.
                                    AMENDMENT

     18.1 This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                                   ARTICLE 19.
                                     NOTICES

     19.1 All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                If to Executive:
                ---------------
                Gary F. Kimmons
                2602 Yorktown Place
                Houston, Texas  77056

                If to GKIG:
                ----------------------
                GK Intelligent Systems, Inc.
                2602 Yorktown Place
                Houston, Texas   77056
                Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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


                                   ARTICLE 20.
                                  SEVERABILITY

     20.1 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                                   ARTICLE 21.
                                WITHHOLDING TAXES

     21.1 GKIG may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                                   ARTICLE 22.
                                    NO WAIVER

     22.1 Executive's or GKIG's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or GKIG may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 6.3 of this Agreement, shall not be deemed to be a waiver of such provision or right of this Agreement.

                                   ARTICLE 23.
                               AT-WILL EMPLOYMENT

     23.1 Executive and GKIG acknowledge that, except as may otherwise be provided under any other written agreement between Executive and GKIG prior to the Effective Date is "at will" and, prior to the Effective Date, Executive's employment may be terminated by either Executive or GKIG at any time, in which case Executive shall have no further rights under this Agreement. From and after the Effective Date of this Agreement shall supersede any other agreement between the parties with respect to the subject matter thereof, unless such other agreement contains provisions more favorable to Executive than this Agreement, in which event such favorable provisions, at Executive's sole option, shall apply.

                                   ARTICLE 24.
                                  COUNTERPARTS

     24.1 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

                                   ARTICLE 25.
                             NO PROHIBITED PAYMENTS

     25.1 Notwithstanding anything contained in this Agreement to the contrary, GKIG shall not make any payment to Executive which, according to the opinion of GKIG's outside counsel, would violate Section 2523 (k) of the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (codified at 12 U.S.C. 1828 (k)), or any rules or regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above in Houston, Texas.


                                                GK INTELLIGENT SYSTEMS, INC.



EXECUTED:   February 1, 2003                    /S/ Kthryn Kimmons
                                                ----------------------------
                                                By:  Kathryn Kimmons
                                                Its:  Secretary and Director



EXECUTED:   February 1, 2003                    /S/ Dick Meador
                                                ----------------------------
                                                By:  Dick Meador
                                                Its:  Director



EXECUTED:   February 1, 2003                    /S/ Gary F. Kimmons
                                                ----------------------------
                                                Gary F. Kimmons


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